UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of report (Date of earliest event reported):  March 7, 2008

FAR EAST ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
 (State or other jurisdiction of incorporation)

0-32455	88-0459590
(Commission File Number)	(IRS Employer Identification Number)

363 N. Sam Houston Parkway East, Suite 380, Houston, Texas 77060
(Address of principal executive offices)

(832) 598-0470
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement;  Item 5.02.  Departure, Election, or Appointment of Directors or Officers; Compensatory Arrangements of Officers.

Appointment of Phil Christian

On March 12, 2008, the Board of Directors of Far East Energy Corporation (the "Company") appointed Phil Christian as President, Chief Operating Officer and Country Manager of Far East Energy (Bermuda), Ltd. ("FEEB").

Mr. Christian, age 50, has served in multiple operations management roles at British Petroleum Company p.l.c. ("BP") since 2003, including as Wells Manager for BP's Russian offshore operations and, as Director of Internal Audit, Director of Major Projects, and Technology Performance Team Leader in BP's Russian joint venture.  Between 1999 and 2003 he served as Project Manager and Team Leader in BP’s Exploration and Production Technology Group and as Wells Manager in Colombia.  Prior to 1999, Mr. Christian served as a Drilling and Operations Manager for Amoco Production Company, in Latin America and China.  During this time frame, Mr. Christian led teams responsible for drilling one of the first deepwater wells drilled offshore China as well as one of the first onshore wells drilled by a major western operator in China.  Mr. Christian has over 24 years of experience in the oil and gas industry. Mr. Christian earned a B.S. in Chemical Engineering from the University of Texas.

Also, on March 12, 2008, FEEB entered into an employment agreement with Mr. Christian (the "Employment Agreement"). The Employment Agreement will terminate on March 12, 2010, unless extended or earlier terminated. Mr. Christian will receive an initial base salary of $230,000 and, while he is employed with FEEB in China, an international service bonus of 20% of Mr. Christian's base salary per year, a housing allowance of up to $100,000 per year, a moving allowance, reimbursement for up to $30,000 for certain travel expense between China and the United States and reimbursement of up to $40,000 of education expenses for his children. He may also receive discretionary bonuses as determined by the Compensation Committee of the Company. Generally, Mr. Christian will also receive a tax equalization payment to the extent the amount Mr. Christian actually pays for income taxes exceeds the United States income tax and social security tax he would have paid as a citizen of the United States while he is employed with FEEB in China. If Mr. Christian's employment is terminated without cause (as defined in the Employment Agreement) or for good reason (as defined in the Employment Agreement), he will receive a severance payment of 100% of his annual base salary; provided that if Mr. Christian's employment is so terminated on or within 24 months of a change in control (as defined in the Employment Agreement), he will receive a severance payment of 200% of his annual base salary.

On the same date, Mr. Christian was also granted an option to purchase up to 500,000 shares of the Company’s common stock at an exercise price per share equal to $0.615 per share (equal to the fair market value of the Company’s common stock on the date of grant, which is the  average of the closing bid and asked prices of the common shares as reported that day on the OTC Bulletin Board) and 120,000 shares of restricted stock.

The preceding is qualified in its entirety by reference to the Employment Agreement and the Non-Qualified Stock Option Agreement that are filed with this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated by reference herein.

Amendment to Amended and Restated Employment Agreement of Michael R. McElwrath

On March 7, 2008, the Company entered into an amendment (the "Amendment") to the amended and restated employment agreement (the "Employment Agreement") between the Company and Mr. Michael R. McElwrath, the Chief Executive Officer of the Company.

The Amendment (a) revises the definition of  termination for "good reason" to clarify and enumerate the reasons for any such termination, with the intent that any such termination be treated as an involuntary termination for purposes of  Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder (the "Code"), (b) allows a cure period for any potential "good reason" termination as required by Section 409A of the Code and (c) provides that any lump sum payment due to Mr. McElwrath as a result of  his "separation from service" (as defined in the Code) under the Employment Agreement will be paid on the date ending on the expiration of ten business days following the earlier of the date of his "separation from service" or his death unless the payment is "nonqualified deferred compensation" and he is considered a "key employee" of the Company within the meaning of Section 409A of the Code as of the date of his separation from service.  If Mr. McElwrath's payment is "nonqualified deferred compensation" and he is considered a "key employee" of the Company as of the date of his separation from service, then the payment will be made on the earlier of his death or the date ending on the expiration of six months and one (1) day following the date of his separation from service.

The preceding is qualified in its entirety by reference to the Amendment that is filed with this Current Report on Form 8-K as Exhibit 10.3 and is incorporated by reference herein.

Item 9.01                      Financial Statements and Exhibits.

(d)    Exhibits

Exhibit
Number                                Description

10.1        Employment Agreement by and between Phil Christian and Far East Energy (Bermuda), Ltd.

10.2        Non-Qualified Stock Option Agreement between the Company and Phil Christian.

10.3        Third Amendment to Amended and Restated Employment Agreement between the Company and Michael R. McElwrath.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 12, 2007

Far East Energy Corporation

By:	/s/ Randall D. Keys
Randall D. Keys
Chief Financial Officer

Index to Exhibit

Exhibit
Number                                Description

10.1        Employment Agreement by and between Phil Christian and Far East Energy (Bermuda), Ltd.

10.2        Non-Qualified Stock Option Agreement between the Company and Phil Christian.

10.3        Third Amendment to Amended and Restated Employment Agreement between the Company and Michael R. McElwrath.